As filed with the U.S. Securities and Exchange Commission on November 4, 2022.
Registration No. 333-264346
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROTERRA INC
(Exact name of registrant as specified in its charter)

Delaware	3711	98-1551379
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1815 Rollins Road
Burlingame, California 94010
Tel.: (864) 438-0000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gareth T. Joyce
Chief Executive Officer
1815 Rollins Road
Burlingame, California 94010
Tel.: (864) 438-0000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Rachel Proffitt Rupa Briggs Sarah Sellers Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California 94111 Tel: (415) 693-2000	JoAnn C. Covington Chief Legal Officer Proterra Inc 1815 Rollins Road Burlingame, California 94010 Tel.: (864) 438-0000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On April 18, 2022, Proterra Inc (the “Registrant”) filed a registration statement on Form S-1 (Registration No. 333-264346), which was subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on April 26, 2022 (the “Form S-1 Registration Statement”).
This Post-Effective Amendment No. 1 to the Form S-1 Registration Statement on Form S-3 is being filed by the Registrant to convert the Form S-1 Registration Statement into a registration statement on Form S-3 (“Post-Effective Amendment No. 1”).
The information included in this filing amends the Form S-1 Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Form S-1 Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED November 4, 2022
PRELIMINARY PROSPECTUS
Proterra Inc
125,389,111 Shares of Common Stock
26,317,092 Shares of Common Stock Underlying Warrants and Convertible Notes

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 125,389,111 shares of common stock, par value $0.0001 per share (“common stock”), consisting of (i) up to 16,334,868 shares of common stock issued in a private placement of 41,500,000 shares of common stock (the “PIPE shares”) pursuant to subscription agreements entered into on January 11, 2021 (the “PIPE Financing”); (ii) up to 1,904,692 shares of common stock (the “Sponsor Shares”) held by ArcLight CTC Holdings, L.P. (the “Sponsor”); and (iii) up to 107,149,551 shares of common stock issued or issuable to certain former stockholders and other security holders of Legacy Proterra (the “Legacy Proterra Holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (a) up to 56,766,043 shares of common stock (the “Legacy Proterra Holder Shares”); (b) up to 26,316,200 shares of common stock (the “Note Shares”) issuable upon the conversion of outstanding convertible promissory notes (the “Convertible Notes”); (c) up to 892 shares of common stock issuable upon the exercise of certain warrants (the “Legacy Proterra warrants”); (d) 11,171,287 shares of common stock issued or issuable upon the exercise of certain equity awards; and (e) up to 12,895,129 shares of common stock (“Earnout Shares”), comprising both Earnout Shares that were issued to certain Legacy Proterra Holders in July 2021 and Earnout Shares that certain Legacy Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions.
In addition, this prospectus relates to the offer and sale of (i) up to 892 shares of common stock issuable by us upon exercise of the Legacy Proterra warrants that were previously registered, and (ii) up to 26,316,200 Note Shares issuable by us upon conversion of the Convertible Notes, certain of which were previously registered. The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on December 31, 2022. The actual number of shares issued upon conversion will depend on the actual date of conversion.
On June 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), by and among ArcLight Clean Transition Corp. (“ArcLight” and, after the Domestication as described below, “Proterra”), a Cayman Islands exempted company, Phoenix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ArcLight (“Merger Sub”), and Proterra Inc, a Delaware corporation (“Proterra”). As contemplated by the Merger Agreement, on June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continues as a Delaware corporation (the “Domestication”). Further, on June 14, 2021, as contemplated by the Merger Agreement, New Proterra consummated the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into Proterra, the separate corporate existence of Merger Sub ceasing and Proterra being the surviving corporation and a wholly owned subsidiary of New Proterra (the “Merger” and, together with the Domestication, the “Business Combination”).
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. See the section titled “Plan of Distribution” beginning on page 22 of this prospectus.
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “PTRA.” On November 3, 2022, the last reported sales price of our common stock was $5.63 per share.
Investing in our common stock involves risks. See the section titled “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before buying our common stock.
The registration statement to which this prospectus relates registers the resale of a substantial number of shares of our common stock by the Selling Securityholders. Sales in the public market of a large number of shares, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is          , 2022

You should rely only on the information contained in this prospectus, information incorporated by reference into this prospectus or any applicable prospectus supplement filed with the SEC. Neither we nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of certain outstanding warrants and convertible notes. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in or incorporated by reference into, this prospectus. You should read both this prospectus, any applicable prospectus supplement or post-effective amendment to the registration statement and any related free writing prospectus together with the additional information to which we refer you in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Unless the context otherwise requires, references in this prospectus to the “Company,” “Proterra,” “we,” “us” or “our” refers to Legacy Proterra prior to the consummation of the Business Combination (the “Closing,” and such date of the consummation of the Business Combination, the “Closing Date”) and to Proterra and its consolidated subsidiaries following the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this Quarterly Report may include, for example, statements about. Forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus may include, for example, statements about:
•our financial and business performance, including business metrics;
•the ability to maintain the listing of our common stock on the Nasdaq Global Select Market (“Nasdaq”), and the potential liquidity and trading of our common stock;
•changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations;
•expectations regarding corporate, state, federal and international mandates/commitments;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors, and our ability to attract and retain key personnel;
•the anticipated success of our most recent business expansion with Proterra Powered and Proterra Energy, and our ability to attract the customers and business partners we expect;
•forecasts regarding long-term end-customer adoption rates and demand for our products in markets that are new and rapidly evolving and our ability to meet demand for our products;
•our ability to compete successfully against current and future competitors in light of intense and increasing competition in the transit bus and commercial vehicle electrification market;
•the availability of government economic incentives and government funding for public transit upon which our transit business is significantly dependent;
•willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit;
•availability of a limited number of suppliers for our products and services and their desire and/or ability to satisfy our supply demands;
•material losses and costs from product warranty claims, recalls, or remediation of electric transit buses or our battery systems for real or perceived deficiencies or from customer satisfaction campaigns;
•increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells;
•our dependence on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to our existing customers;
•our dependence on our business suppliers, particularly as we build out new facilities;
•rapid evolution of our industry and technology, and related unforeseen changes, including developments in alternative technologies and powertrains or improvements in the internal combustion engine that could adversely affect the demand for our electric transit buses;

•development, maintenance and growth of strategic relationships in the Proterra Powered or Proterra Energy business, identification of new strategic relationship opportunities, or formation strategic relationships;
•competition for the business of both small and large transit agencies, which place different demands on our business, including the need to build an organization that can serve both types of transit customers;
•accident or safety incidents involving our buses, battery systems, electric drivetrains, high-voltage systems or charging solutions;
•product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims;
•changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties;
•various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities; outages and disruptions of our services if we fail to maintain adequate security and supporting infrastructure as we scale our information technology systems;
•availability of additional capital to support business growth;
•failure to protect our intellectual property;
•intellectual property rights claims by third parties, which could be costly to defend, related significant damages and resulting limits on our ability to use certain technologies;
•developments and projections relating to our competitors and industry;
•our anticipated growth rates and market opportunities;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•the inability to develop and maintain effective internal controls;
•the diversion of management’s attention and consumption of resources as a result of potential acquisitions of other companies;
•failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;
•cyber-attacks and security vulnerabilities;
•the effect of the COVID-19 pandemic, macroeconomic conditions, such as rising inflation rates, uncertain credit and global financial markets and supply chain disruptions, and geopolitical events, such as the conflict between Russia and Ukraine and related sanctions, on the foregoing; and
•other factors detailed under the section titled “Risk Factors.”
The forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should read this prospectus, the documents incorporated by reference into this prospectus and the documents that we reference in this prospectus or the documents incorporated by reference and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•“ArcLight,” means ArcLight Clean Transition Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication;
•“Board” means our board of directors;
•“Business Combination” means the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;
•“Closing” means the closing of the Business Combination;
•“Closing Date” means June 14, 2021;
•“common stock” means the common stock, par value $0.0001 per share, of Proterra;
•“Computershare” means Computershare Inc.;
•“Convertible Notes” means the secured convertible promissory notes of Legacy Proterra that became convertible into shares of common stock in connection with the Merger;
•“Domestication” means the transfer by way of continuation and deregistration of ArcLight from the Cayman Islands and the continuation and domestication of ArcLight as a corporation incorporated in the State of Delaware;
•“Earnout Shares” means the Initial Earnout Shares and the Remaining Earnout Shares;
•“Equity Incentive Plan” means the Proterra Inc 2021 Equity Incentive Plan and “Equity Incentive Plans” means the Proterra Inc 2021 Equity Incentive Plan and the Proterra Inc 2010 Equity Incentive Plan;
•“initial public offering” means ArcLight’s initial public offering that was consummated on September 25, 2020;
•“Initial Earnout Shares” means the 4,800,563 shares of common stock that were issued to certain Legacy Proterra Holders in July 2021 pursuant to the Merger Agreement.
•“Legacy Proterra” means Proterra Inc, a Delaware corporation, prior to the consummation of the Business Combination;
•“Legacy Proterra Holders” means holders of (i) common stock of Legacy Proterra, (ii) preferred stock of Legacy Proterra, (iii) Convertible Notes, (iv) Legacy Proterra warrants and (iv) any other securities of Legacy Proterra that provided the holder thereof the right to acquire shares of common stock of Proterra in connection with the Business Combination, including equity awards of Legacy Proterra, in each case, held immediately prior to Closing;
•“Legacy Proterra Holder Shares” means an aggregate of 56,766,043 shares of common stock that were issued to certain Legacy Proterra Holders at the Closing of the Merger as well as shares of common stock issued to certain Legacy Proterra Holders following the Closing of the Merger upon the exercise of Legacy Proterra warrants;
•“Legacy Proterra warrants” means the warrants to purchase common stock and convertible preferred stock of Legacy Proterra that, as of the Closing of the Merger, were converted into 3,504,523 warrants to purchase 3,504,523 shares of common stock in connection with the Merger;
•“Merger” means the merger of Phoenix Merger Sub with and into Legacy Proterra pursuant to the Merger Agreement, with Legacy Proterra as the surviving company in the Merger and, after giving effect to such Merger, Legacy Proterra becoming a wholly-owned subsidiary of Proterra;
•“Merger Agreement” means that certain Merger Agreement, dated as of January 11, 2021 (as may be amended, supplemented or otherwise modified from time to time), by and among ArcLight, Phoenix Merger Sub and Legacy Proterra;
•“Nasdaq” means the Nasdaq Global Select Market;

•“Note Shares” means up to 26,316,200 shares of common stock issuable upon the conversion of outstanding Convertible Notes;
•“ordinary shares” refer to the Class A ordinary shares and the Class B ordinary shares;
•“Phoenix Merger Sub” refers to Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ArcLight;
•“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively subscribed for the PIPE shares for an aggregate purchase price of $415,000,000 in connection with the Closing;
•“PIPE Investors” means the investors who participated in the PIPE Financing and entered into the Subscription Agreements;
•“PIPE Shares” an aggregate of 41,500,000 shares of common stock issued in the PIPE Financing;
•“private placement warrants” means the 7,550,000 private placement warrants outstanding as of September 30, 2021 that were issued to the Sponsor as part of ArcLight’s initial public offering, which were substantially identical to the public warrants, subject to certain limited exceptions; the Sponsor exercised the private placement warrants on a “cashless” basis in connection with our redemption of our remaining outstanding public warrants on October 26, 2021;
•“public warrants” means the 13,874,994 redeemable warrants to purchase common stock outstanding as of September 30, 2021 that were issued by ArcLight in its initial public offering on October 29 2021, we redeemed the remaining outstanding public warrants that had not previously been exercised at a redemption price of $0.10 per public warrant;
•“Remaining Earnout Shares” means the up to 8,094,566 shares of common stock that certain Legacy Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions pursuant to the Merger Agreement;
•“SEC” means the Securities and Exchange Commission;
•“Securities Act” means the Securities Act of 1933, as amended;
•“Sponsor” means ArcLight CTC Holdings, L.P., a Delaware limited partnership;
•“Sponsor Shares” means an aggregate of 1,904,692 shares of common stock held by the Sponsor as of the date of this prospectus;
•“Subscription Agreements” means the subscription agreements, entered into by ArcLight and each of the PIPE Investors in connection with the PIPE Financing;
•“transfer agent” means Computershare, our transfer agent;
•“trust account” means the trust account established at the consummation of ArcLight’s initial public offering that held the proceeds of the initial public offering; and
•“units” means the former units of ArcLight (each unit represented one Class A ordinary share and one-half of one public warrant, and such whole public warrant represented the right to acquire one Class A ordinary share) that were offered and sold by ArcLight in its initial public offering.

PROSPECTUS SUMMARY
The following summary highlights information contained in greater details elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus and the documents we have incorporated by reference in this prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our financial statements and related notes and the information set forth in the section titled “Risk Factors” and other information incorporated by reference into this prospectus from our filings with the SEC. See also the section titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Overview
We are a leading developer and producer of commercial electric vehicle technology with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification.
Driven by factors including emissions targets and regulations, and lower operating costs, commercial and industrial fleets are expected to adopt electric vehicles at increasingly higher rates over the next two decades. More than 200,000 new electric buses, medium-duty trucks, and heavy-duty trucks are expected to be sold by 2030 and approximately 650,000 by 2040 in our core markets of North America and Europe. Assuming average battery capacity per vehicle of 225 kWh for medium-duty trucks, 300 kWh for buses and 750 kWh for heavy-duty trucks, we estimate this could translate into demand for heavy-duty commercial and industrial-scale batteries of approximately 90 GWh in 2030 and approximately 300 GWh in 2040. Our business strategy is to capitalize on this opportunity.
Our business is organized into two business units comprised of three business lines, with each business line addressing a critical component of the commercial vehicle electrification.
•Proterra Powered & Energy is our business unit that provides our technology solutions to commercial vehicle manufacturers and owners of commercial fleets, and is comprised of two business lines.
▪Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle original equipment manufacturer (“OEM”) customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, and coach buses, as well as construction and mining equipment, and other applications.
▪Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.
•Proterra Transit is our business unit that designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit vehicles showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the communities they serve.
The first application of Proterra Powered commercial vehicle electrification technology was through Proterra Transit’s heavy-duty electric transit bus, which we designed from the ground up for the North American market. Our industry experience, the performance of our transit buses, and compelling total cost of ownership has helped make us a leader in the U.S. electric transit bus market. With over 950 electric transit buses on the road, our electric transit buses have delivered more than 30 million cumulative service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. From this experience, we have been able to continue to iterate and improve our technology.
Our decade of experience supplying battery electric heavy duty transit buses provided us the opportunity to validate our products’ performance, fuel efficiency and maintenance costs with a demanding customer base and helped broaden our appeal as a supplier to OEMs in other commercial vehicle segments and geographies. Proterra Powered has partnered with more than a dozen OEMs spanning Class 3 to Class 8 trucks, several types of buses, and multiple off-highway categories.
In addition, Proterra Energy has established us as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting our customers’ space constraints and continuous service requirements.

Corporate Information
We were incorporated on July 28, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name ArcLight Clean Transition Corp. On September 25, 2020, ArcLight completed its initial public offering. On June 14, 2021, we consummated the transactions contemplated by Merger Agreement, by and among ArcLight (and, after the Domestication, Proterra), Phoenix Merger Sub, and Legacy Proterra. As contemplated by the Merger Agreement, on June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continues as a Delaware corporation. Further, on June 14, 2021, as contemplated by the Merger Agreement, Proterra consummated the Merger, whereby Phoenix Merger Sub merged with and into Legacy Proterra, the separate corporate existence of Phoenix Merger Sub ceasing and Legacy Proterra being the surviving corporation and a wholly owned subsidiary of Proterra. Legacy Proterra was incorporated in Delaware on February 2, 2010, and upon the Merger on June 14, 2021 changed its name to “Proterra Operating Company, Inc.” and continues as a Delaware Corporation.
Our address is 1815 Rollins Road, Burlingame, California 94010. Our telephone number is (864) 438-0000. Our website address is www.proterra.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The Offering

Issuer	Proterra Inc

Issuance of common stock

Shares of common stock offered by us
Up to 26,317,092 shares of common stock issuable upon exercise of Legacy Proterra warrants or conversion of the Convertible Notes, consisting of:
•up to 892 shares of common stock that are issuable upon the exercise of the Legacy Proterra warrants; and
•up to 26,316,200 Note Shares that are issuable upon conversion of the Convertible Notes.

Shares of common stock outstanding as of October 31, 2022	225,548,756 shares of common stock

Exercise price of Legacy Proterra warrants	The exercise price of outstanding Legacy Proterra warrants is $4.98 per share, subject to adjustments.

Resale of common stock

Shares of common stock offered by the Selling Securityholders
Up to 125,389,111 shares of common stock, consisting of:
•up to 16,334,868 PIPE Shares;
•up to 1,904,692 Sponsor Shares
•up to 56,766,043 Legacy Proterra Holder Shares;
•up to 26,316,200 Note Shares issuable upon conversion of the Convertible Notes;
•up to 892 shares of common stock issuable upon the exercise of the Legacy Proterra warrants;
•up to 11,171,287 shares of common stock issued or issuable upon the exercise of certain equity awards; and
•up to 12,895,129 Earnout Shares

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders.

Nasdaq symbol	Our common stock is listed on the Nasdaq Global Select Market under the symbol PTRA.

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our common stock.

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider our financial statements and related notes, the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
The Company will use the approximately $4,442 in proceeds from the exercise of Legacy Proterra warrants for general corporate purposes.

SELLING SECURITYHOLDERS
The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of:
•up to 16,334,868 PIPE Shares;
•up to 1,904,692 Sponsor Shares;
•up to 56,766,043 Legacy Proterra Holder Shares, comprising shares of common stock issued at the Closing of the Merger as well as shares of common stock issued following the Closing of the Merger upon the exercise of Legacy Proterra warrants;
•up to 26,316,200 Note Shares issuable upon the exercise of Convertible Notes;
•up to 892 shares of common stock issuable upon the exercise of Legacy Proterra warrants;
•up to 11,171,287 shares of common stock issued or issuable upon the exercise of equity awards; and
•up to 12,895,129 Earnout Shares, comprising both Initial Earnout Shares and Remaining Earnout Shares.
The term “selling securityholders” includes the securityholders listed in the tables below and their permitted transferees.
The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on December 31, 2022. The actual number of shares issued upon conversion will depend on the actual date of conversion.
The following tables provide, as of the date of April 26, 2022, information regarding the beneficial ownership of our common stock and warrants of each selling securityholder, the number of shares of common stock and number of warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering.
Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock
	Number Beneficially Owned Prior to Offering (1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering (2)
ArcLight CTC Holdings, L.P (3)	1,904,692	1,904,692	—	—
Astor Warwick Holdings, L.P. (4)	100,000	100,000	—	—
Broadscale PT Investors LP (5)	4,679,852	1,000,000	3,679,852	*
Brook F. Porter (6)	3,963,623	2,784,573	1,179,050	*
Constance E. Skidmore	221,404	209,444	11,960	*
Constellation NewEnergy, Inc. (7)	4,016,193	4,016,193	—	—
Daimler Trucks & Buses US Holding LLC (8)	10,406,047	10,406,047	—	—
Entities affiliated with Cowen Sustainable Advisors (9)	39,200,322	32,823,376	—	—
Entities associated with Chamath Palihapitiya (10)	4,000,000	4,000,000	—	—
Entities within the D. E. Shaw group (11)	1,000,000	1,000,000	—	—
Entities affiliated with Franklin Templeton (12)	27,051,912	19,683,859	7,368,053	*
Entities affiliated with HIW Private Equity Investment Management Limited (13)	2,662,408	630,232	2,032,176	*
Entities affiliated with Tao Capital Partners LLC (14)	13,512,703	13,512,703	—	—
G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC (15)	2,551,719	2,551,719	—	—
Gareth T. Joyce	306,237	306,237	—	—
Generation IM Climate Solutions Fund II, L.P. and affiliated (16)	6,377,507	6,377,507	—	—
Glazer Capital LLC (17)	300,000	300,000	—	—
J. Goldman Master Fund, L.P. (18)	300,000	300,000	—	—
Jeannine P. Sargent	239,815	227,847	11,968	*
Joan Robinson-Berry	15,769	10,850	4,919	*
JoAnn C. Covington	748,460	748,450	10	*
John J. Allen	3,178,232	3,175,076	3,156	*
KPCB Holdings, Inc., as nominee (19)	18,014,239	18,014,239	—	—
Michael D. Smith	242,259	224,042	9,405	*
Schneider Electric Foundries LLC (20)	400,000	400,000	—	—
Skandia Fonder AB (21)	207,025	207,025	—	—
Topia Ventures, LLC (22)	475,000	475,000	—	—
*Less than 1%
__________________
(1)This table includes PIPE Shares, Sponsor Shares, Legacy Proterra Holder Shares, Earnout Shares (includes both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive), Note Shares (includes both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive), shares of common stock issuable upon exercise of certain equity awards (including both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and additional shares underlying options to purchase common stock which may be exercisable within one year following the Closing), and shares of common stock issuable upon exercise of the Legacy Proterra Warrants (collectively, the “Resale Securities”). We do not know when or in what amounts the selling securityholders will offer the Resale Securities for sale, if at all.
(2)The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 257,114,976 shares of common stock outstanding, assuming the issuance of all Remaining Earnout Shares, the conversion of the Convertible Notes into 26,316,200 shares, the exercise of all currently outstanding Legacy Proterra warrants, and the sale of all Resale Securities by the selling securityholders.
(3)For the purposes of the first table, consists of 1,904,692 Sponsor Shares held directly by the Sponsor. The business address of Sponsor is 200 Clarendon Street, 55th Floor, Boston, MA, 02116.
(4)Shares hereby offered consist of 100,000 PIPE Shares held by Astor Warwick Holdings, L.P. Donna D. Scali, CPA, is the managing member of MRP Management LLC, General Partner Of Astor Warwick Holdings, L.P. The address of Astor Warwick Holdings, L.P. is 190 Liberty Road, Suite One, Crystal Lake, Il 60014.
(5)Shares offered hereby consist of 1,000,000 PIPE Shares. Broadscale PT General Partner LLC is General Partner of Broadscale PT Investors LP. Andrew L. Shapiro of 430 Park Avenue, Suite 1501, New York, NY 10022 is the Managing Member of Broadscale PT General Partner LLC.

(6)Shares hereby offered consist of 218,155 shares of common stock subject to options held by Mr. Porter that are exercisable within one year of the Closing and 14,699 Earnout Shares, and shares described in footnote (15) below. Mr. Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP I Associates, LLC, which is the managing member of G2VP, and may be deemed to share voting and dispositive control over the shares held by G2VP. G2VP I Associates, LLC and each of its managing members disclaim beneficial ownership of shares held by G2VP except to the extent of any pecuniary interest therein as described in footnote (15) below.
(7)Shares offered hereby consist of 500,000 PIPE Shares, 3,098,794 Legacy Proterra Holder Shares, and 417,399 Earnout Shares held by Constellation NewEnergy, Inc. The address of Constellation NewEnergy, Inc. is Attn: Constellation Technology Ventures, 1310 Point St., 8th Floor, Baltimore, MD 21231.
(8)Shares offered hereby consist of 2,000,000 PIPE Shares, 7,618,260 Legacy Proterra Holder Shares, and 787,787 Earnout Shares held by Daimler Trucks & Buses US Holding LLC. Daimler Truck Holding AG, a public entity is the ultimate beneficial owner of the shares, as the 100% stockholder of Daimler Truck AG. Daimler Truck AG is the 100% stockholder of Daimler Trucks & Buses US Holding LLC. In September 2018, Proterra entered into a strategic collaboration and confidentiality agreement with Daimler North America Corporation (“DNAC”), an indirect subsidiary of Daimler AG pursuant to which Proterra agreed to collaborate with DNAC to explore the electrification of selected Daimler commercial vehicles. In October 2018 the agreement was assigned by DNAC to DTBUS. Proterra did not receive any payments from Daimler for the year ended December 31, 2018. Proterra records payments received from Daimler affiliated entities at the parent company level. Proterra received payments in 2019 and 2020 for goods and services including engineering services, prototypes, charging stations, and other tools and parts sold to Daimler AG affiliated companies. The address of Daimler Trucks & Buses US Holding LLC is 4555 N. Channel Ave, Portland, Oregon 97217.
(9)Shares hereby offered consist of (a) 1,710,951 shares issued upon exercise of Proterra Warrants, 12,872,296 Note Shares, and 1,844,402 Earnout Shares held by CSI I Prodigy Holdco LP; (b) 570,317 shares issued upon exercise of Proterra Warrants, 4,290,765 Note Shares, and 614,800 Earnout Shares held by CSI Prodigy Co-Investment LP; and (c) 1,140,634 shares issued upon exercise of Proterra Warrants, 8,553,167 Note Shares, and 1,226,044 Earnout Shares held by CSI PRTA Co-Investment LP (collectively, the “CSI Holders”). The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on December 31, 2022. Cowen Sustainable Advisors LLC, the investment adviser of each of the CSI Holders, has sole voting and investment power with respect to the securities held by the CSI Holders.
(10)Shares hereby offered consist of 4,000,000 shares, of which (i) 2,500 PIPE Shares are held by Ravikant Tanuka, as an individual; (ii) 25,000 PIPE Shares are held by the Ko Family Trust; (iii) 2,500 PIPE Shares are held by The Tolia-Zaveri Living Trust dated Dec 2017; (iv) 50,000 PIPE Shares are held by The Steve Trieu Living Trust; and (iv) 3,920,000 PIPE Shares are held by The CP Remainder Interest Trust dated 5/19/2021 created under the Chamath Palihapitiya 2009 Annuity Trust dated 12/24/09. Within the Ko Family Trust Raymond Ko and Stephanie Ko have voting power which includes the power to vote, or to direct the voting of, such offered shares and/or investment power which includes the power to dispose of, or to direct the disposition of, such offered shares. Within The Tolia-Zaveri Living Trust dated Dec 2017 Jay Zavieri and Avani Tolia have voting power which includes the power to vote, or to direct the voting of, such offered shares and/or investment power which includes the power to dispose of, or to direct the disposition of, such offered shares.
(11)Shares hereby offered consist of 750,000 PIPE Shares held by D. E. Shaw Valence Portfolios, L.L.C., and 250,000 PIPE Shares held by D. E. Shaw Oculus Portfolios, L.L.C. (each a “D. E. Shaw Entity” and collectively, the “D. E. Shaw Entities”). Each D. E. Shaw Entity has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the PIPE Shares directly owned by such entity. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the PIPE Shares owned by the D. E. Shaw Entities (such PIPE Shares collectively, the “Subject Shares”). D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.
(12)Shares hereby offered consist of (i) 400,111 PIPE Shares, 3,595,580 Proterra Holder Shares, and 484,316 Earnout Shares held by Franklin Strategic Series — Franklin Growth Opportunities Fund, or Franklin Growth Opportunities, (ii) 336,400 PIPE Shares, 3,243,567 Proterra Holder Shares, and 436,900 Earnout Shares held by Franklin Strategic Series — Franklin Small Cap Growth Fund, or Franklin Small Cap Growth, (iii) 463,400 PIPE Shares, 1,264,595 Proterra Holder Shares, and 170,337 Earnout Shares held by Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, or Franklin Small-Mid Cap Growth, (iv) 725,200 PIPE Shares, 2,016,702 Proterra Holder Shares, and 271,645 Earnout Shares held by Franklin Templeton Investment Funds — Franklin Technology Fund, or Franklin Technology, (v) 663,200 PIPE Shares, 3,329,176 Proterra Holder Shares, and 448,430 Earnout Shares held by Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, or Franklin U.S. Opportunities, (vi) 35,200 PIPE Shares held by Franklin Templeton Investment Funds Franklin Natural Resources Fund, or Investment Franklin Natural Resources, (vii) 1,780,600 PIPE Shares held by Franklin Custodian Funds Franklin Growth Fund, or Franklin Custodian Growth, and (viii) 18,500 PIPE Shares held by Franklin Strategic Series Franklin Natural Resources Fund, or Strategic Franklin Natural Resources, and, together with Franklin Growth Opportunities, Franklin Small Cap Growth, Franklin Small- Mid Cap Growth, Franklin Technology, Franklin U.S. Opportunities, Investment Franklin Natural Resources and Franklin Custodian Growth, the Franklin Funds. Franklin Advisers, Inc., or FAV, is the investment manager of the Franklin Funds. FAV is an indirect wholly owned subsidiary of a publicly traded company, Franklin Resources, or FRI, and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Funds is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403.
(13)Shares hereby offered consist of 630,232 PIPE Shares held by HIW China Opportunity Fund SPC.

(14)Shares hereby offered consist off (a) 514,519 Proterra Holder Shares and 69,304 Earnout Shares held by Tao NILOC LLC, or Tao NILOC, and (b) 11,200,311 Proterra Holder Shares and 1,508,650 Earnout Shares held by Tao Pro LLC, or Tao Pro, (c) 64,604 and 8,702 Earnout Shares held by Tao Big LLC, or Tao Big, (d) 19,381 Proterra Holder Shares and 2,611 Earnout Shares held by 40 FOXES LLC, or 40 FOXES, (e) 32,303 Proterra Holder Shares and 4,351 Earnout Shares held by BROOKS JL LLC, or BROOKS JL and (f) 77,525 Proterra Holder Shares and 10,442 Earnout Shares held by PBCJL LLC, or PBCJL and together with Tao NILOC, Tao Pro, Tao Big, 40 FOXES and BROOKS JL, or Tao. Each of Christopher Olin, Lori D. Mills and James Schwaba, the managers of Tao NILOC, has sole voting and dispositive power over the shares held by Tao NILOC, and each of Isaac E. Pritzker, Lori D. Mills and James Schwaba, the managers of Tao Pro, has sole voting and dispositive power over the shares held by Tao Pro. The address of Tao is c/o Tao Capital Partners LLC, 1 Letterman Drive, Suite C4-420, San Francisco, California 94129.
(15)Shares hereby offered consist of 1,000,000 PIPE Shares, 1,367,518 Proterra Holder Shares, and 184,201 Earnout Shares held directly by G2VP I, LLC (“G2VP”), for itself. Brook Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP and may be deemed to share voting and dispositive control over the shares held by G2VP. Mr. Porter (G2VP Managing Member) is a Director of the Company. G2VP I Associates, LLC and each of its managing members disclaim beneficial ownership of these shares held by G2VP except to the extent of any pecuniary interest therein.
(16)Shares hereby offered consist of 5,025,393 shares of Proterra Holder Shares, 599,972 Note Shares, and 752,142 Earnout Shares. Shares are held by Generation IM Climate Solutions Fund II, L.P., or “Generation Fund II.” The general partner of Generation Fund II is Generation IM Climate Solutions II GP Ltd, which is a wholly owned subsidiary of Generation Investment Management LLP, or Generation Management. Generation Management serves as the investment manager of Generation Fund II. Generation Management, upon approval by its investment committee, makes investment decisions on behalf of Generation Fund II. Lila Preston is the portfolio manager and together with her team make investment proposals on behalf of Generation Fund II. The address for Generation Fund II is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(17)Shares hereby offered consist of 300,000 PIPE Shares, held by Glazer Enhanced Fund, LP; Glazer Enhanced Offshore Fund, Ltd.; and Highmark Limited, In Respect of Its Segregated Account, Highmark Multi-Strategy 2. Voting and investment power over the shares held by such entities resides with their investment manager, Glazer Capital, LLC (“Glazer Capital”). Mr. Paul J. Glazer ("Mr. Glazer"), serves as the Managing Member of Glazer Capital and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Glazer, however, disclaims any beneficial ownership of the shares held by such entities. The address of Glazer Capital is 250 W 55th Street, Suite 30A, New York, NY 10019.
(18)Shares hereby offered consist of 300,000 PIPE Shares. J. Goldman Master Fund, L.P. (the “Master Fund”, which is managed by J. Goldman & Co., L.P. of which J. Goldman Capital Management Inc. is the general partner beneficially owns 300,000 shares of common stock of the Company. Jay G. Goldman is the sole director of J. Goldman Capital Management, Inc. Together, J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman have shared voting and dispositive power over the securities of the Company reported herein that are held by the Master Fund. J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman may be deemed to beneficially own all of the shares of common stock held by the Master Fund. The address of the Master Fund is c/o ATU General Trust Services (BVI) Ltd., 3076 Sir Francis Drake's Highway, P.O. Box 3463, Roadtown, Tortola, BVI, VG1110.
(19)Consists of (a) 15,134,410 shares held by KPCB Green Growth Fund, LLC (“KPCB GGF”), (b) 741,400 shares held by individuals and entities associated with Kleiner Perkins Caufield & Byers (“KPCB”), and (c) 2,138,429 Earnout Shares. All shares are held for convenience in the name of KPCB Holdings, Inc., as nominee for the accounts of such individuals and entities. The managing member of KPCB GGF is KPCB GGF Associates, LLC (“GGF Associates”). Brook Byers, L. John Doerr, Raymond Lane, Ben Kortlang and Theodore Schlein, the managing members of GGF Associates, exercise shared voting and dispositive control over such shares. The managing members disclaim beneficial ownership of all shares held by GGF Fund except to the extent of their pecuniary interest therein. The principal business address of KPCB is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.
(20)Shares hereby offered consist of 400,000 PIPE Shares.
(21)Shares hereby offered consist of 207,025 PIPE Shares. These securities are held by an account for which Lazard Asset Management LLC, a Delaware limited liability company (“LAM”), serves as a discretionary asset manager. LAM holds voting and investment power over the shares. LAM is indirectly controlled by Lazard Ltd, a Bermuda corporation, which has a board of eleven directors. Each of the foregoing, except for LAM, disclaims beneficial ownership of these securities. The business address of LAM is 30 Rockefeller Plaza, New York, NY 10112.
(22)Shares hereby offered consist of 475,000 PIPE Shares held by Topia Ventures, LLC. Topia Ventures Management, LLC is the managing member of Topia Ventures, LLC.. Mr. David Broser is the managing member of Topia Ventures Management, LLC. The address for Topia Ventures Management, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York NY 10018.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the certificate of incorporation (for purposes of this section, the “Certificate of Incorporation”), the amended and restated bylaws (for purposes of this section, the “Bylaws”) and the registration rights agreement (the “Registration Rights Agreement”), which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws and the Registration Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capitalization
General
The total amount of our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
The following summary describes the material provisions of our capital stock. We urge you to read the Certificate of Incorporation and the Bylaws (copies of which are exhibits to the registration statement of which this prospectus is a part).
Common Stock
Voting rights. Each outstanding share of our common stock entitles the holder thereof to one vote on each matter properly submitted to stockholders for their vote. Except as otherwise required by law, holders of our common stock will not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation.
Dividend rights. Subject to preferences that may apply to any shares of our preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.
Rights upon liquidation. Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Other rights. No holder of shares of common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock that we may issue in the future.
Preferred Stock
We may issue preferred stock from time to time in one or more series. The Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide, out of unissued shares of preferred stock that have not been designated as to series, with respect to each series, to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to thereafter increase (but not above the total number of authorized shares of the preferred stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The issuance of preferred stock could have the effect of decreasing the trading price of common stock, restricting dividends on our capital stock, diluting the voting power of the common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control.
Election of Directors and Vacancies
Subject to the rights of any series of preferred stock then outstanding to elect additional directors under specified circumstances, the directors on our Board currently consists of nine (9) directors, and are divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. The initial term of office of the Class I directors will expire at our first annual meeting of stockholders, the initial term of office of the Class II directors shall expire at our second annual meeting of stockholders following the initial classification of our Board and the initial term of office of the Class III directors shall expire at our third annual meeting of stockholders following the initial classification of our Board. At each annual meeting of stockholders following the initial classification of our Board, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of our stockholders after their election.
Under the Bylaws, except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Subject to the rights of holders of any series of preferred stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth below.
Subject to the rights of any series of preferred stock then outstanding, any vacancy occurring in our Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office for the class in which the vacancy was created or occurred or, in the case of newly created directorships, the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal.
If and for so long as the holders of any series of preferred stock have the special right to elect additional directors, the then otherwise total authorized number of our directors shall automatically be increased by such specified number of directors, and the holders of such preferred stock will be entitled to elect the additional directors so provided for or fixed pursuant to the terms of the series of preferred stock. Each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, or removal.
Quorum
Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, we may transact any business that might have been transacted at the original meeting. If a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by a majority of the Board, and our stockholders may not take action by written consent in lieu of a meeting. Notice of all meetings of stockholders shall be given in writing stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice of the meeting. Such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice. The Bylaws also provide that any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of our Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Proterra Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
The Bylaws provide advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice, including disclosure of the proposing stockholders’ agreements, arrangements and understandings made in connection with such a proposal or nomination. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at as annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
We may amend or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, subject to the rights of any outstanding series of preferred stock, but in addition to any vote of the holders of any class or series of our stock required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Certificate of Incorporation. If two-thirds of our Board has approved such amendment or repeal, in which case only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of our stock required by law or by the Certificate of Incorporation), will be required for such amendment or repeal.
Our Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by our Board shall require the approval by a majority of the directors on our Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws. Notwithstanding any other provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of our stock required by applicable law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws. In the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by our Board and submitted to the stockholders for adoption thereby, if at least two-thirds of our Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, we have not opted out of Section 203 of the DGCL and therefore we are subject to Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
Section 145 of the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following (i) any breach of a director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or (iv) any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws provide that: (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) we may indemnify our other employees and agents as set forth in the DGCL; (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.
We have entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving one of our directors or executive officers for which indemnification is sought. The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. We currently carry liability insurance for our directors and officers. Certain of our directors are also indemnified by their employers with regard to service on our Board.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of ours to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or (v) any action governed by the internal affairs doctrine.
In addition, the Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act or the Exchange Act.
Transfer Agent
The transfer agent for our common stock is Computershare Trust Company, N.A. and Computershare Inc. (together, “Computershare”). We may designate a new or additional transfer agent for such shares, and we will provide you with notice of such action and of any change in the office through which any such agent will act.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or interests in our common stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or interests in our common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their employees, partners, members or stockholders;
•short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•by pledge to secure debts and other obligation;
•directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•through agents;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share; and
•through a combination of any of these methods or any other method permitted by applicable law.
The Selling Securityholders may effect the distribution of our common stock from time to time in one or more transactions either:
•at a fixed price or prices, which may be changed from time to time;
•at market prices prevailing at the time of sale;
•at prices relating to the prevailing market prices; or
•at negotiated prices.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our common stock, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•the name of the selling security holder;
•the number of common stock being offered;
•the terms of the offering;
•the names of the participating underwriters, broker-dealers or agents;
•any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•the public offering price;
•the estimated net proceeds to us from the sale of the common stock;
•any delayed delivery arrangements; and
•other material terms of the offering.
In addition, upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell common stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such selling stockholders have a material relationship. The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the common stock offered under this prospectus.
In connection with the sale of shares of our common stock or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
Under the Amended and Restated Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
Under the Amended and Restated Registration Rights Agreement, we have agreed to maintain the effectiveness of this registration statement with respect to any securities registered hereunder pursuant to such agreement until (i) all such securities have been sold, transferred, disposed of or exchanged under this registration statement; (ii) such securities have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such securities does not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Selling Securityholder that is party to the Amended and Restated Registration Rights Agreement, when all such securities held by such Selling Securityholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144. Under the Subscription Agreements, we have agreed to maintain the effectiveness of this registration statement with respect to the PIPE shares until the earliest of (i) the third anniversary of the Closing; (ii) the date on which the PIPE Investor ceases to hold any PIPE shares; or (iii) on the first date on which each PIPE Investor is able to sell all of its PIPE Shares under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold, provided that at such time, we are in compliance with the current public information requirement under Rule 144 and we continue to be in compliance with such requirement. Under the Amended and Restated Warrant Agreement, we agreed to maintain the effectiveness of this registration statement in respect of the shares of common stock issuable upon the exercise of the public warrants and the private placement warrants until the expiration or redemption of such warrants. On October 29, 2021, we redeemed our remaining outstanding public warrants and the private placement warrants at a redemption price of

$0.10 per public warrant and private placement warrant, as applicable. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
Selling Securityholders may use this prospectus in connection with resales of shares of our common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of common stock pursuant to the distribution effected through this registration statement.
Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “PTRA”.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Proterra Inc as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.proterra.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. The documents we are incorporating by reference as of their respective dates of filing are:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2022, incorporated by reference therein);
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 6, 2022, August 3, 2022 and November 3, 2022, respectively;
•our Current Reports on Form 8-K filed with the SEC on January 24, 2022, February 23, 2022 (as to Item 5.02 only), April 19, 2022 (as to Item 5.02 only), June 2, 2022, and June 15, 2022 (as to Item 5.02 only), and our Current Report on Form 8-K/A filed with the SEC on August 3, 2022; and
•the description of securities contained in Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 14, 2022, and any amendment or report filed with the SEC for the purpose of updating such description.
All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:
Proterra Inc
1815 Rollins Road
Burlingame, California 94010
(864) 438-0000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$ 242,031+
Accountants’ fees and expenses	*
Legal fees and expenses	*
Printing fees	*
Miscellaneous fees and expenses	*
Total expenses	$ *
__________________
+Previously paid
*Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.
Discounts, concessions, commissions and similar selling expenses attributable to the sale of the securities covered by this prospectus will be borne by the Selling Securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the securities with the SEC, as estimated in the table above.
Item 15. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).
As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation, as amended (the “Certificate of Incorporation”) contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws (the “Bylaws”) provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.
The exhibits listed below are filed as part of this registration statement

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
2.1†	Agreement and Plan of Merger, dated as of January 11, 2021, by and among ArcLight Clean Transition Corp., Phoenix Merger Sub, Inc., and Proterra Inc	8-K	2.1	1/12/2021
3.1	Certificate of Incorporation of the Registrant	8-K	3.1	6/17/2021
3.1.1	Certificate of Amendment to the Certificate of Incorporation the Registrant	8-K	3.1.1	6/17/2021
3.2	Restated Bylaws of the Registrant	8-K	3.2	6/17/2021
4.1	Specimen Common Stock Certificate
4.2	Specimen Warrant Certificate	8-K	4.1	6/17/2021
5.1	Legal Opinion of Fenwick & West LLP	S-1	5.1	4/18/2022
10.1	Form of Subscription Agreement	S-4/A	10.11	5/7/2021
10.2	Amended and Restated Registration Rights Agreement, dated June 14, 2021, by and among Proterra Inc, ArcLight CTC Holdings, L.P. and the other Holders party thereto	8-K	10.12	6/17/2021
23.1*	Consent of KPMG LLP, independent registered public accounting firm for Proterra Inc
23.2	Consent of Fenwick & West LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page thereto)	S-1	Signature Page	4/18/2022
107	Filing Fee Table	S-1	107	4/18/2022
__________________
*Filed herewith.
†Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.
(b)Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlingame, State of California, on this 4th day of November, 2022.

PROTERRA INC

By:	/s/ Gareth T. Joyce
Name:	Gareth T. Joyce
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gareth T. Joyce and Karina F. Padilla, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gareth T. Joyce	President, Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2022
Gareth T. Joyce

/s/ Karina F. Padilla	Chief Financial Officer (Principal Financial and Accounting Officer)	November 4, 2022
Karina F. Padilla

*	Chairperson of the Board	November 4, 2022
John J. Allen

/s/ Jan Hauser	Director	November 4, 2022
Jan Hauser

*	Director	November 4, 2022
Mary Louise Krakauer

*	Director	November 4, 2022
Roger M. Nielsen

*	Director	November 4, 2022
Brook F. Porter

*	Director	November 4, 2022
Joan Robinson-Berry

*	Director	November 4, 2022
Jeannine P. Sargent

*	Director	November 4, 2022
Constance E. Skidmore

*	Director	November 4, 2022
Michael D. Smith

* By:	/s/ Gareth T. Joyce
Gareth T. Joyce, attorney in fact